Exhibit 99.1

BMP Sunstone Reports Second Quarter 2010 Financial Results

Revenue Increases 25.8% to $40.9 Million in the Quarter

Adjusted EBITDA of $4.3 Million in the Quarter, and $8.9 Million in the First Six Months of 2010

Company Reiterates 2010 Financial Guidance

PLYMOUTH MEETING, PA., August 9, 2010 (BUSINESS WIRE) – BMP Sunstone Corporation (NASDAQ: BJGP) (“BMP Sunstone” or the “Company”) today announced financial results for the second quarter ended June 30, 2010.

•	Revenue increased to $40.9 million from $32.5 million in the prior year period, an increase of 25.8%.

•	Gross profit rose to $18.7 million from $14.4 million in the second quarter of 2009, coupled with gross margin expansion to 45.7% from 44.3% in the prior year period.

•	Operating income grew substantially to $2.3 million from $93,000 in the prior year period.

•

Adjusted EBITDA was $4.3 million compared to $1.7 million in the prior year period. Non-GAAP net income was $2.2 million, or $0.05 per diluted share, compared to $300,000, or $0.01 per diluted share, in the second quarter of 2009.

David Gao, Chief Executive Officer of BMP Sunstone, stated, “We are delighted to see the initial benefits of the organizational changes we made earlier in the year. With Mr. Tong at the helm, our manufacturing business is now operating with increased efficiency, particularly within our sales and marketing department, where the reorganization helped drive increased sales of Sunstone’s products. We also are starting to see improved margin performance in our distribution business as we continued our push to focus on higher margin products. The managerial and operational improvements we made in the first half of the year are proving to be worthwhile, and we are optimistic about our ability to continue strong growth of revenue and profit for our shareholders in the back part of the year.”

Second Quarter 2010 Financial Results

Revenue in the second quarter of 2010 increased 25.8% to $40.9 million from $32.5 million in the second quarter of 2009. Revenue from manufacturing was $22.5 million, up 33.8% from the prior year period, reflecting continued demand for the Company’s leading products and the initial benefits of the salesforce reorganization completed earlier in the year. Additionally, as of the first quarter of 2010, financial contributions from Sunstone Shengda Zhangjiakou Pharmaceutical Co., Ltd., were consolidated in the Company’s manufacturing division and accounted for $1.9 million. Revenue from licensed products increased 24.8% year over year to $1.9 million, primarily due to successful sales and marketing efforts for Propess, Anpo and Ferriprox and further hospital coverage expansion. Revenue from distribution was $16.4 million, up 16.3% on a year over year basis.

Gross profit in the second quarter of 2010 increased to $18.7 million from $14.4 million in the second quarter of 2009. Gross margin was 45.7%, compared to 44.3% in the prior year period. Gross margin performance was driven by increased sales of manufactured and licensed products, which carried gross margins of 71.7% and 64.6% respectively. Additionally, revenue mix in the second quarter of 2010 reflects anticipated seasonality in Sunstone’s business, as well as improved gross margin performance in the distribution business, as management continued its plan to proactively cease distribution of certain low margin wholesale products. Revenue from distribution contributed to a higher portion of total revenue than in the first quarter of 2010, and did so at a gross margin of 7.9%, up from 7.6% in the first quarter of 2010.

The Company’s operating income increased to $2.3 million in the second quarter of 2010 from $93,000 in the second quarter of 2009. The Company’s sales and marketing expenses, particularly at Sunstone, as well as general and administration expenses, were closely aligned with revenue performance in the second quarter of 2010. Operating expenses include approximately $821,000 of purchase accounting adjustments related to prior acquisitions, as well as approximately $491,000 of stock compensation expense, which reflects fewer options granted to senior management and board members on a year over year basis. Excluding purchase accounting adjustments and stock compensation, non-GAAP operating income improved 138.0% to $3.8 million from $1.6 million in the prior year period.

Adjusted EBITDA was $4.3 million in the second quarter of 2010, compared to $1.7 million in the second quarter of 2009. Improvement in adjusted EBITDA performance reflects enhanced revenue performance and operational efficiencies across the Company.

Non-GAAP net income was $2.2 million, or $0.05 per diluted share, compared to $300,000, or $0.01 per diluted share, in the second quarter of 2009. On a GAAP basis, the Company reported net income of $660,000, or $0.02 per diluted share, compared to a net loss of $1.7 million, or ($0.04) per diluted share, in the second quarter of 2009. The earnings per share calculation is based on 51.1 million diluted shares outstanding, compared to 50.7 million diluted shares outstanding in the prior year period.

Non-GAAP net income and earnings per share exclude stock based compensation expense, amortization related to acquisitions, amortization of debt discount and issuance cost, loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Adjusted EBITDA is a non-GAAP measure which provides earnings before interest, taxes, depreciation and amortization and excludes loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Please refer to the financial tables provided in this news release for a reconciliation of GAAP results to non-GAAP results for the three month periods ended June 30, 2010 and 2009.

Balance Sheet

The Company paid down roughly $2.4 million of bank debt during the quarter, while keeping cash and cash equivalents fairly consistent with prior quarters, at $22.3 million as of June 30, 2010. The Company had cash and cash equivalents of $23.0 million at March 31, 2010, and ended 2009 with approximately $21.5 million in cash and cash equivalents. As of June 30, 2010, and including notes receivable of $15.1 million, total cash and cash equivalents including notes receivable totaled $37.4 million. Notes receivables from customers for the settlement of trade receivable balances are guaranteed by established banks in China and have maturities of six months or less.

First Half 2010 Financial Results

For the six months ended June 30, 2010, revenue increased 11.3% to $79.9 million from $71.7 million in the first six months of 2009. During this same time period, gross profit increased 13.2% to $39.7 million from $35.1 million. Income from operations increased 60.9% to $5.3 million, compared to $3.3 million in the first six months of 2009. Adjusted EBITDA was $8.9 million in the first six months of 2010, compared to $6.3 million in the prior year period. Non-GAAP net income was $4.8 million, or $0.11 per diluted share, compared to $3.3 million, or $0.08 per diluted share, in the prior year period. On a GAAP basis, net income was $1.3 million, or $0.03 per share, compared to a net loss of $3.7 million, or ($0.09) per share, in the first six months of 2009. The EPS calculation is based on 51.0 million diluted shares outstanding, compared to 46.9 million diluted shares outstanding in the prior year period.

Full Year 2010 Financial Guidance

The Company continues to expect revenue to reach between $160 million and $170 million in fiscal 2010. Additionally, during fiscal 2010, the Company continues to expect adjusted EBITDA to reach between $16 million and $17 million and non-GAAP net income to reach between $9 million and $10 million.

Conference Call

The Company will hold a conference call at 5:00 pm ET on August 9, 2010 to discuss its results. Listeners may access the call by dialing 1-866-713-8310 or 1-617-597-5308 for international callers, access code: 12154394. Preregistration and a webcast will be available through the Company’s website at www.bmpsunstone.com. A replay of the call will be accessible through August 16, 2010 by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 59487271.

About BMP Sunstone Corporation

BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Through Sunstone the Company manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold in pharmacies throughout the country. The Company also markets a portfolio of products under exclusive multi-year licenses into China, primarily focused on women’s health and pediatrics, as well as provides pharmaceutical distribution services through subsidiaries in Beijing and Shanghai. BMP Sunstone’s main office is in Beijing, with a U.S. office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning, the Company’s expected financial performance in fiscal 2010 and the Company’s expectations for its business units in fiscal year 2010. These statements are subject to uncertainties and risks including, but not limited to, the impact from the Company’s recent organizational changes, changes in the Company’s sales, marketing and distribution plans, changes in the Company’s operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT

ICR, LLC

(Investor Relations)

Ashley M. Ammon 646-277-1227

or Christine Duan 203-682-8200

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Statements of Operation

($ amounts, except per share amounts in thousands)

	For the Three months ended June 30,		For the Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Third parties	$40,863	$32,123	$79,879	$67,644
Related parties	—	360	—	4,102

Total Revenues	40,863	32,483	79,879	71,746
Cost of Goods Sold	22,188	18,089	40,212	36,694

Gross Profit	18,675	14,394	39,667	35,052

Sales and Marketing Expenses	11,768	10,300	23,938	23,811
General and Administrative Expenses	4,589	4,001	10,400	7,930

Total Operating Expenses	16,357	14,301	34,338	31,741

Profit From Operations	2,318	93	5,329	3,311

Other Income (Expense):
Interest Income	53	84	100	108
Interest Expense	(995)	(1,058)	(2,347)	(2,475)
Debt Issuance Cost Amortization	(109)	(97)	(235)	(225)
Equity Method Investment Income	—	65	—	82
Loss on Early Extinguishment of Debt	—	—	—	(4,573)
Gain on Derivatives	—	(447)	—	1,204

Total Other Expense	(1,051)	(1,453)	(2,482)	(5,879)

Profit (Loss) Before Provision For Income Taxes	1,267	(1,360)	2,847	(2,568)
Provision For Income Taxes	669	372	1,585	1,154

Net Profit (Loss)	$598	$(1,732)	$1,262	$(3,722)
Less: Net Profit Attributable to the Noncontrolling Interest	62	16	23	16

Net Profit (Loss) Attributable to BMP Sunstone Corporation	$660	$(1,716)	$1,285	$(3,706)

Basic and Fully-Diluted Profit (Loss) Per Share Attributable to BMP Sunstone	$0.02	$(0.04)	$0.03	$(0.09)

Basic Weighted-average Shares Outstanding	42,145	41,539	42,055	41,154

Fully Diluted Weighted-average Shares Outstanding	51,062	50,699	51,022	46,875

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Statements of Operation

($ amounts, except per share amounts in thousands)

Non GAAP

	For the Three months ended June 30,		For the Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Third parties	$40,863	$32,123	$79,879	$67,644
Related parties	—	360	—	4,102

Total Revenues	40,863	32,483	79,879	71,746
Cost of Goods Sold	22,024	17,974	39,884	36,464

Gross Profit	18,839	14,509	39,995	35,282

Sales and Marketing Expenses	10,947	9,547	22,307	22,332
General and Administrative Expenses	4,078	3,359	9,020	6,684

Total Operating Expenses	15,025	12,906	31,327	29,016

Profit From Operations	3,814	1,603	8,668	6,266

Other Income (Expense):
Interest Income	24	46	40	70
Interest Expense	(995)	(1,058)	(2,347)	(2,025)
Equity Method Investment Income	—	65	—	82

Total Other Expense	(971)	(947)	(2,307)	(1,873)

Profit Before Provision For Income Taxes	2,843	656	6,361	4,393
Provision For Income Taxes	669	372	1,585	1,154

Net Profit	$2,174	$284	$4,776	$3,239
Less: Net Profit Attributable to the Noncontrolling Interest	62	16	23	16

Net Profit Attributable to BMP Sunstone Corporation	2,236	300	4,799	3,255

Basic and Fully-Diluted Profit Per Share Attributable to BMP Sunstone	$0.05	$0.01	$0.11	$0.08

Basic Weighted-average Shares Outstanding	42,145	41,539	42,055	41,154

Fully Diluted Weighted-average Shares Outstanding	51,062	50,699	51,022	46,875

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

($ amounts in thousands)

	June 30, 2010	December 31, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$22,284	$21,544
Restricted Cash	1,125	1,125
Notes Receivable	15,087	17,541
Accounts Receivable, net of allowance for doubtful accounts of $771 and $481	47,590	37,752
Inventory, net of allowance for obsolescence of $178 and $98	10,461	9,811
Receivable from Alliance Unichem	—	7,550
Other Receivables	3,634	3,648
VAT Receivable	1,009	1,093
Prepaid Expenses and Other Current Assets	7,336	6,322

Total Current Assets	$108,526	106,386
Property and Equipment, net	31,492	30,967
Investment in Shengda	—	2,950
Investments at Cost	367	146
Goodwill	70,317	70,033
Other Assets	327	405
Land Use Rights, net of accumulated amortization	2,991	2,860
Intangible Assets, net of accumulated amortization	39,980	38,508

Total Assets	$254,000	$252,255

Liabilities and Equity
Current Liabilities:
Notes Payable and Bank Borrowings	$2,791	$6,406
Accounts Payable	24,047	24,465
Due to Related Parties	1,315	1,437
Deferred Revenues	128	208
Accrued Expenses	20,521	18,478

Total Current Liabilities	48,802	50,994

Long-Term Debt, including debt premium	33,991	36,749
Deferred Taxes	8,834	9,097

Total Liabilities	91,627	96,840

Commitment and Contingencies	—	—
Equity:
Common Stock, $.001 Par Value; 75,000,000 and 50,000,000 Shares; 42,145,320 and 41,931,987 Shares Issued and Outstanding as of June 30, 2010 and December 31, 2009, respectively	42	42
Additional Paid in Capital	170,722	168,772
Common Stock Warrants	8,621	8,621
Accumulated Deficit	(31,661)	(32,946)
Accumulated Other Comprehensive Income	10,235	9,486

Total BMP Sunstone Corporation Stockholders’ Equity	157,959	153,975
Non controlling Interest	4,414	1,440

Total Liabilities and Equity	254,000	$252,255

BMP Sunstone Corporation and Subsidiaries

Non GAAP Reconciliations

($ amounts, except per share in thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
GAAP Gross Profit	$18,675	$14,394	$39,667	$35,052
Amortization Related to Acquisition	164	115	328	230

Non GAAP Gross Profit	$18,839	$14,509	$39,995	$35,282

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
GAAP Operating Income	$2,318	$93	$5,329	$3,311
Stock Based Compensation	491	599	1,341	1,184
Amortization Related to Acquisitions	1,005	911	1,998	1,771

Non GAAP Operating Income	$3,814	$1,603	$8,668	$6,266

	Three months ended June 30,		Six months ended June 30,
(all amounts in $000)	2010	2009	2010	2009
GAAP Net Income (Loss)	$660	$(1,716)	$1,285	$(3,706)
GAAP Basic and Fully Diluted EPS	$0.02	$(0.04)	$0.03	$(0.09)

Stock Based Compensation	491	599	1,341	1,184
Debt Discount and Premium Amortization and Issuance Cost	80	59	175	637
Amortization Related to Acquisitions	1,005	911	1,998	1,771
Loss on Early Extinguishment of Debt	—	—	—	4,573
Gain (Loss) on Derivatives	—	447	—	(1,204)

Non GAAP Net Income	$2,236	$300	$4,799	$3,255

Non GAAP EPS	$0.05	$0.01	$0.11	$0.08

BMP Sunstone Corporation and Subsidiaries

Adjusted EBITDA Reconciliation

($ amounts in thousands)

	For the Three months ended June 30,		For the Six months ended June 30,
(all amounts in $000)	2010	2009	2010	2009
Net Income (Loss)	$660	$(1,716)	$1,285	$(3,706)
Net Income Reconciliation to Adjusted EBITDA:
Interest expense, net	1,048	1,019	2,384	1,962
Income taxes	669	372	1,585	1,154
Depreciation	796	631	1,516	1,153
Amortization of intangibles and fair value of inventory increase	1,005	911	1,998	1,771
Loss on Early Extinguishment of Debt	0	—	—	4,573
Gain on derivatives	0	447	—	(1,204)
Amortization of debt discount and debt issuance costs	80	59	175	636

ADJUSTED EBITDA	$4,258	$1,723	$8,943	$6,339